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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 14 to Registration Statement No. 333-114561 of Allstate Financial Advisors Separate Account I ("the Account") on Form N-4 of our report dated March 4, 2015, relating to the financial statements and the related financial statement schedules of Allstate Life Insurance Company, and to the use of our report dated March 31, 2015 relating to the financial statements of the sub-accounts of the Account, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the heading "Experts" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP

Chicago, Illinois
April 14, 2015